Exhibit 99.1
SI-BONE, Inc. Reports Record Financial Results for the Third Quarter 2023 and Raises Annual Guidance
Annual guidance increased to $136 million - $137 million, implying annual growth of 28%-29%

SANTA CLARA, Calif. November 6, 2023 - SI-BONE, Inc. (Nasdaq:SIBN), a medical device company dedicated to solving musculoskeletal disorders of the sacropelvic anatomy, today reported financial results for the quarter ended September 30, 2023.

Recent Financial Highlights
•Record worldwide revenue of $34.0 million for the third quarter 2023, representing approximately 29% growth over the corresponding period in 2022
•Record U.S. revenue of $32.3 million for the third quarter 2023, representing approximately 31% growth over the corresponding period in 2022
•Gross margin of approximately 79% for the third quarter 2023
•Over 1,040 U.S. active surgeons in the third quarter 2023, representing approximately 30% growth over the corresponding period in 2022
•$166.8 million in cash and equivalents at the end of the third quarter; cash use of $2.7 million in the quarter

Recent Operational Highlights
•Received patent for triangular broach instrument, a crucial technology to place triangular implants in the SI joint, providing protection through 2034
•International Journal of Spine Surgery published a meta-analysis of 57 studies with over 2,800 patients which reaffirmed SI-BONE's technique delivers highest improvement in pain and disability scores
•Surpassed 90,000 procedures performed by over 3,500 surgeons worldwide
“I am proud of the team's execution as we defied industry seasonality and delivered another exceptional quarter with a 34% increase in U.S. procedure volume, as we exceeded 1,000 U.S. active surgeons in a quarter for the first time in company's history. Additionally, we continued our progress toward profitability as the record revenue in the quarter translated to significant operating leverage and reduced cash usage," said Laura Francis, Chief Executive Officer. "As we exit 2023 with strong momentum, our planned product portfolio expansions combined with the demand inflection in our large addressable market of almost half a million annual procedures gives me confidence that we are in the early phase of growing demand for our solutions. As well, we have the operational framework and strong balance sheet to deliver long-term, strong and sustainable revenue growth."

Third Quarter 2023 Financial Results

Worldwide revenue was $34.0 million in the third quarter 2023, a 29% increase from $26.4 million in the corresponding period in 2022. U.S. revenue for the third quarter 2023 was $32.3 million, a 31% increase from $24.6 million in the corresponding period in 2022. International revenue growth for the third quarter 2023 was $1.7 million compared to $1.8 million in the corresponding period in 2022.

Gross margin was 79% for the third quarter 2023, as compared to 84% in the corresponding period in 2022. Gross margin in the third quarter 2023 was impacted by procedure and product mix given the higher total costs of iFuse-TORQ and iFuse Bedrock Granite. Gross margin also includes the impact of higher depreciation from instrument trays to support the growth of the business and depreciation associated with our second facility in Santa Clara.

Operating expenses increased 6% to $38.1 million in the third quarter 2023, as compared to $35.8 million in the corresponding period in 2022. The change in operating expenses was primarily driven by increases in commission related to revenue growth, research and development investments, and commercial activities to support revenue and active surgeon growth.

Operating loss improved by 18% to $11.2 million in the third quarter 2023, as compared to an operating loss of $13.6 million in the corresponding period in 2022.

Net loss improved by 29%, to $10.0 million, or $0.25 per diluted share for the third quarter 2023, as compared to a net loss of $14.2 million, or $0.41 per diluted share in the corresponding period in 2022. Net loss per diluted share for the third quarter 2023 includes the impact of increase in shares outstanding as a result of a follow-on common stock offering in May 2023.

Adjusted EBITDA loss improved by approximately 44% to negative $3.9 million, in the third quarter 2023, as compared to an adjusted EBITDA loss of negative $6.9 million, in the corresponding period in 2022.

Cash and marketable securities were $166.8 million and borrowings were $36.0 million as of September 30, 2023.

2023 Updated Financial Guidance

Based on the strength of the Company's year-to-date performance, and the momentum exiting the third quarter of 2023, SI-BONE is increasing its 2023 worldwide revenue guidance to be in the range of $136 million to $137 million from the previous guidance of $132 million to $134 million. The updated guidance translates to growth of approximately 28% to 29% compared to fiscal year 2022, versus the previous revenue growth of approximately 24% to 26%.

Webcast Information

SI-BONE will host a conference call to discuss the third quarter 2023 financial results after market close on Monday, November 6, 2023 at 4:30 P.M. Eastern Time. The conference call can be accessed live over webcast at https://edge.media-server.com/mmc/p/jw54nzhx. Live audio of the webcast will be available on the “Investors” section of the company’s website at: www.si-bone.com. The webcast will be archived and available for replay for at least 90 days after the event.

About SI-BONE, Inc.

SI-BONE (NASDAQ: SIBN) is a global leader in technology for surgical treatment of musculoskeletal disorders of the sacropelvic anatomy. Since pioneering minimally invasive SI joint surgery in 2009, SI-BONE has supported over 3,500 surgeons in performing a total of over 90,000 sacropelvic procedures. A unique body of clinical evidence supports the use of SI-BONE’s technologies, including two randomized controlled trials and over 120 peer reviewed publications. SI-BONE has leveraged its leadership in minimally invasive SI joint fusion to commercialize novel solutions for adjacent markets, including adult deformity, spinopelvic fixation and pelvic trauma.

For additional information on the company or the products including risks and benefits, please visit www.si-bone.com.

iFuse Bedrock Granite, iFuse-TORQ and SI-BONE are registered trademarks of SI-BONE, Inc. ©2023 SI-BONE, Inc. All Rights Reserved.

Forward Looking Statements

The statements in this press release regarding expectations of future events or results, including SI-BONE’s expectations of continued revenue and procedure growth and financial outlook, contained in this press release are "forward-looking" statements. These forward-looking statements are based on SI-BONE's current expectations and inherently involve significant risks and uncertainties. These risks include SI-BONE's ability to introduce and commercialize new products and indications, SI-BONE's ability to maintain favorable reimbursement for procedures using its products, the impact of any future economic weakness on the ability and desire of patients to undergo elective procedures including those using SI-BONE's devices, SI-BONE's ability to manage risks to its supply chain, future capital requirements driven by new surgical systems requiring instrument tray investment, and the pace of the re-normalization of the healthcare operating environment including the ability and desire of patients and physicians to undergo and perform procedures using SI-BONE's devices. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these and other risks and uncertainties, many of which are described in the company's most recent filings on Form 10-K and Form 10-Q, and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC's Internet site (www.sec.gov), especially under the caption "Risk Factors." SI-BONE does not undertake any obligation to update forward-looking statements and expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.

Use of Non-GAAP Financial Measures

SI-BONE uses adjusted EBITDA, a non-GAAP financial measures that excludes from net loss the effects of interest income, interest expense, depreciation and amortization and stock-based compensation. SI-BONE believes the presentation of adjusted EBITDA is useful to management because it allows management to more consistently analyze period-to-period financial performance and provides meaningful supplemental information with respect to core operational activities used to evaluate management's performance. SI-BONE also believes the presentation of adjusted EBITDA is useful to investors and other interested persons as it enables these persons to use this additional information to assess the company’s performance in using this additional metric that management uses to assess the company’s performance.

Adjusted EBITDA should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. Because adjusted EBITDA excludes the effect of items that increase or decrease SI-BONE's reported results of operations, management strongly encourages investors to review, when they become available, the company's consolidated financial statements and publicly filed reports in their entirety. The company's definition of adjusted EBITDA may differ from similarly titled measures used by others.

Investor Contact
Saqib Iqbal
Sr. Director, FP&A and Investor Relations
investors@SI-BONE.com

SI-BONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$34,014	$26,432	$100,027	$74,456
Cost of goods sold	7,041	4,168	19,283	10,616
Gross profit	26,973	22,264	80,744	63,840
Operating expenses:
Sales and marketing	26,512	25,669	81,317	80,117
Research and development	3,919	3,089	10,866	10,147
General and administrative	7,711	7,072	22,986	21,891
Total operating expenses	38,142	35,830	115,169	112,155
Loss from operations	(11,169)	(13,566)	(34,425)	(48,315)
Interest and other income (expense), net:
Interest income	2,174	346	4,689	555
Interest expense	(884)	(755)	(2,573)	(1,938)
Other income (expense), net	(143)	(183)	(44)	(383)
Net loss	$(10,022)	$(14,158)	$(32,353)	$(50,081)

Net loss per share, basic and diluted	$(0.25)	$(0.41)	$(0.86)	$(1.47)
Weighted-average number of common shares used to compute basic and diluted net loss per share	40,265,520	34,356,850	37,702,207	34,069,357

SI-BONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$53,492	$20,717
Short-term investments	113,261	76,573
Accounts receivable, net	19,988	20,674
Inventory	22,335	17,282
Prepaid expenses and other current assets	1,943	2,365
Total current assets	211,019	137,611
Property and equipment, net	16,487	15,564
Operating lease right-of-use assets	3,034	4,002
Other non-current assets	338	375
TOTAL ASSETS	$230,878	$157,552

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,420	$6,279
Accrued liabilities and other	13,549	13,511
Operating lease liabilities, current portion	1,403	1,388
Total current liabilities	19,372	21,178
Long-term borrowings	36,022	35,171
Operating lease liabilities, net of current portion	1,865	2,871
Other long-term liabilities	19	30
TOTAL LIABILITIES	57,278	59,250

Stockholders' Equity:
Common stock and additional paid-in capital	562,702	455,175
Accumulated other comprehensive income	356	232
Accumulated deficit	(389,458)	(357,105)
TOTAL STOCKHOLDERS’ EQUITY	173,600	98,302
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$230,878	$157,552

SI-BONE, INC.
RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net loss	$(10,022)	$(14,158)	$(32,353)	$(50,081)
Interest income	(2,174)	(346)	(4,689)	(555)
Interest expense	884	755	2,573	1,938
Depreciation and amortization	1,534	946	3,855	2,450
Stock-based compensation	5,928	5,922	18,120	17,180
Adjusted EBITDA	$(3,850)	$(6,881)	$(12,494)	$(29,068)